TECHNIPFMC PLC

DIRECTORS DEFERRED COMPENSATION PLAN

Section 1.    Purpose and Effective Date

The purpose of this Plan is to provide the non-executive members of the Board of Directors (the “Board”) of TechnipFMC plc (the “Company”) with an opportunity to elect the date on which their Annual Equity RSUs will be settled and paid, including any deferral thereon (in addition to any vesting requirements set forth in the RSU Grant Agreement) and to establish the terms for such elections and deferrals.

Section 2.    Eligibility

Any member of the Board (a “Director”) who is not an officer or employee of the Company or a subsidiary of the Company is eligible to participate in the Plan.

Section 3.    Elections to With Respect to an Annual Equity RSUs

(a)     Normal Time of Election . Elections under this Plan with respect to any Annual Equity RSUs for a Plan Year shall be made no later than the date specified by the Plan Administrator, but no later than December 31 of the calendar year prior to the year in which the services are performed. Any such election shall be effective for Annual Equity RSUs earned in the following calendar year.

(b)    Initial Service as a Director. Notwithstanding Section 3(a), a new Director nominee (who is not at the time of nomination a sitting Director) may make an initial election prior to or within 30 days following the date the nominee commences service as a Director and such election shall be effective for the Annual Equity RSUs earned following the later of the date the nominee commences services as a Director and the date the election form is provided to the Secretary of the Company.

(c)     Manner of Election . Unless otherwise determined by the Plan Administrator, a participant may elect to a Settlement Date for all, but not less than all, of such participant’s Annual Equity RSUs for a Plan Year within the time periods prescribed under this Section 3 by giving written notice on an election form provided by the Company, which notice shall specify (to the extent applicable) the Settlement Date elected under Section 4.

(d)     Duration and Effect of Election. An election to defer Annual Equity RSUs shall become effective and binding on the participant once the Plan Year to which the election applies has commenced and, except as provided by this paragraph, once made, is irrevocable and may not be changed. An election for a Plan Year may be cancelled upon demonstration of an “unforeseeable emergency” (within the meaning of Section 409A) and with the concurrence of the Chairman of the Board. The Plan Administrator may in its discretion provide that elections may be evergreen and apply to all future Plan Years until revoked according to such procedures established by the Plan Administrator. However, any revocation will only apply to a future Plan Year.

Section 4.    Settlement Date Election

A participant may elect the Settlement Date of his or her Annual Equity RSU for a Plan Year to be paid upon (i) a specified year in the future, between one (1) and ten (10) years following the date of grant, provided the Settlement Date and payment will be made on the March 15 of the selected year (or the first business day immediately following March 15 if March 15 is not a business day) If a participant does not make an election under this Plan with respect to the Annual Equity RSUs, then that Annual Equity RSU will be paid as provided in the RSU Grant Agreement.

Section 5.    Death or Disability Prior to Receipt

In the event of a participant’s death or Disability prior to the date elected by the participant to receive the Shares underlying an Annual RSU Grant deferred hereunder, then such Shares shall be paid to the participant (or the participant’s estate or personal representative, as applicable) in a lump sum within sixty (60) days following the date of the participant’s death or Disability.

Section 6.    Participant's Rights Unsecured

Nothing in this Plan shall require the segregation of any assets of the Company or any type of funding by the Company, it being the intention of the parties that the Plan be an unfunded arrangement for federal income tax purposes. No participant shall have any rights to or interest in any specific assets or Shares by reason of the Plan, and any participant’s rights to enforce payment of the obligations of the Company hereunder shall be those of a general creditor of the Company.

Section 7.    Assignability

No right to receive payments hereunder shall be transferable or assignable by a participant, except by will or by the laws of descent and distribution. A participant may not sell, assign, transfer, pledge or otherwise encumber any interest in the participant’s Annual RSU Grant and any attempt to do so shall be void against, and shall not be recognized by, the Company.

Section 8.    Administration

The Plan shall be administered by the Plan Administrator, who shall have the authority to adopt rules and regulations for carrying out the Plan and interpret, construe and implement the provisions of the Plan consistent with those applicable under the Equity Plan.

Section 9.     Construction

To the extent applicable to a participant, the Plan is intended to comply with Section 409A and any regulations and guidance thereunder and shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. The laws of the State of Delaware shall govern all questions of law arising with respect to the Plan, without regard to the choice of law principles of any jurisdiction that would result in the application of the laws of another jurisdiction. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

Section 10.    Amendment

The Plan may at any time or from time to time be amended, modified or terminated by the Company. No amendment, modification or termination shall, without the consent of the participant, adversely affect any Annual RSU Grants deferred under this Plan , except that the Plan Administrator may terminate the Plan and distribute the Shares underlying any Annual RSU Grants deferred under this Plan to participants in accordance with and subject to the rules of Treas. Reg. Section 1.409A-3(j)(4)(ix), or successor provisions, and any generally applicable guidance issued by the Internal Revenue Service permitting such termination and distribution. The Plan Administrator may delegate to a committee consisting of at least three employees of the Company the authority to make technical amendments to the Plan and to establish procedures regarding elections hereunder.

Section 11.    Definitions

(a)“Annual Equity RSUs” means the annual RSUs granted to a Director for serving as a member of the Board.

(b)“Disability” means Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.

(c)“Equity Plan” means the Amended and Restated Company Incentive Award Plan (as it may be amended from time to time) or any successor plan.

(d)“Plan” means this TechnipFMC PLC Directors Deferred Compensation Plan.

(e)“Plan Administrator” means the Administrator of the Equity Plan, including any officer who may be delegated powers of the Administrator under Section 12.6 of the Equity Plan.

(f)“Plan Year” means a calendar year.

(g)“RSU” means a stock-settled restricted stock unit granted under the Equity Plan.

(h)“RSU Grant Agreement” means the agreement between the Company and a Director which sets forth the terms and conditions of the participant’s Annual Equity RSUs.

(i)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

(j)“Shares” means the ordinary shares in the capital of the Company.

(k)“Settlement Date” has the meaning set forth in the RSU Grant Agreement as the date the Shares become payable under the Annual RSU Grant.